OMB Number 3235-0104

                                       Expires:




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

 FORM 3           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities
             Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
             Investment Company Act of 1940


1.   Name and Address of Reporting Person*
     Senger   Jeff           Ray
     (Last)    (First)       (Middle)

     2300 Palm Beach Lakes Blvd, Suite 210
               (Street)

     West Palm Beach, FL           33409
     (City)          (State)       (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
      02/23/00

3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     Haas Neuveux & Company (HANX)

5.   Relationship of Reporting Person(s) to Issuer (check all
     applicable)
     _____Director                      ______ 10% Owner
     _____Officer (give title below)    ______ Other


                         -----------------------
6.   If Amendment, Date of Original (month/day/year)

7.   Individual or Joint/Group Filing (Check Applicable Line)

       X  Form filed by One Reporting Person
     ----
     ____ Form filed by More than One Reporting Person

Table 1 Non-Derivative Securities Beneficially Owned

1.   Title of Security (Instr. 4)
     Common Stock

2.   Amount of Securities Beneficially Owned (Instr. 4)
     78,996,000

3.   Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
       D

4.   Nature of Indirect Beneficial Ownership (Instr. 5)

(Over)
SEC 1473(7-97)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED(e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4)
     N/A

2.   Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable              Expiration Date

3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)
     Title                         Amount or Number of Shares

4.   Conversion of Exercise Price of Derivative Security

5.   Ownership Form of Derivative Security: Direct (D) or
     Indirect (I)(Instr. 5)

6.   Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:


                      /s/ Jeff R. Senger             3/7/00
                      --------------------        -----------
               **Signature of Reporting Person      Date


**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see
       Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                              Page 2

                                                        SEC 1473 (7-97)